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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                     Filed pursuant to Section 16(a) of the
                    Securities Exchange Act of 1934, Section
                   17(a) of the Public Utility Holding Company
                                 Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[  ]     Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue.  See Instruction 1(b).

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1. Name and Address of Reporting Person*
   Donald H. Gullquist, as a trustee of The Coastal Corporation Second Pension Trust, and as the designated beneficial owner on behalf of the persons named on Exhibit A to this Form 4.
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(Last)                         (First)                               (Middle)

                               Nine Greenway Plaza
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                                    (Street)

Houston,                            Texas                         77046-0995
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(City)                              (State)                          (Zip)
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2. Issuer Name and Ticker or Trading Symbol

INTELECT COMMUNICATIONS INC. (ICOM)
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

09/98
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



5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [   ] Director                                [ X ] 10% Owner
   [   ] Officer (give title below)              [   ] Other (specify below)


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7. Individual or Joint/Group Filing (Check Applicable Line)
   [   ] Form filed by One Reporting Person
   [ X ] Form filed by More than One Reporting Person
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Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
================================================================================

                                                                                                          6. Owner-
                                      2. Trans-    3. Trans-    4. Securities Acquired    5. Amount of       ship      7. Nature of
                                         action       action       (A) or Disposed of        Securities      Form:        Indirect
                                         Date         Code         (D) (Instr. 3, 4          Beneficially    Direct       Benefi-
                                                      (Instr.      and 5)                    Owned at        (D) or       cial
                                         (Month/      8)                   (A)               End of Month    Indirect     Owner-
1. Title of Security                     Day/      -----------             or                (Instr. 3       (I)          ship
   (Instr. 3)                            Year)     Code    V       Amount  (D)    Price      and 4)        (Instr. 4)     (Instr. 4)
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
1.) Common Stock, $.01 par value         7/1/98    J               35,903  A      $5.9188    1,068,488       D            NA
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

Reminder: Report on a separate line for each class of securities beneficially
owned directly or indirectly.                                             (Over)
*    If the form is filed by more than one reporting person, see Instruction
4(b)(v)                                                          SEC 1474 (7-96)

                              Table   II -- Derivative Securities Acquired,
                                      Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

====================================================================================================================================
                                                                                                           9.        10.
                                                                                                         Number    Owner-
                                                                                                         of        ship
                                                                                                         deriv-    Form
                                                 5.Number of   6.Date Exer-    7.Title and               ative     of
                                                   Derivative    cisable and     Amount of               Secur-    Deriv-     11.
                                                   Securities    Expiration      Underlying        8.    ities     ative    Nature
                                                   Acquired      Date            Securities      Price   Bene-     Secur-   of
              2.Conver-   3.Trans-                 (A) or        (Month/Day    (Instr. 3 and 4)  of      ficially  ity:     Indirect
                sion or     action  4.Trans-       Disposed      Year)         ---------------   Deriv-  Owned     Direct   Denefi-
                Exercise    Date      action       of (D)      --------------           Amount   ative   at End    (D) or   cial
1.Title of      Price of              Code         (Instr. 3   Date                     or       Secur-  of        Indirect Owner-
  Derivative    Deri-       (Month/  (Instr. 8)    4, and 5)   Exer-  Expira-           Number   ity     Month     (I)      ship
  Security      vative        Day   -----------  ------------  cis-   tion              of       (Instr. (Instr.   (Instr.  (instr.
  (Instr. 3)    Security     Year)  Code     V   (A)      (D)  able   Date     Title    Shares   5)      4)        4)       4)
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

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
Explanation of Responses:
1.) Preferred dividend payable in Common Stock.

/s/ DONALD H. GULLQUIST (Trustee)                               9/10/98
----------------------------------------------           -----------------------
      **Signature of Reporting Person                            Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently vaild OMB Number.

                                                                          Page 2
                                                                 SEC 1474 (7-96)

                                                                    Exhibit A

               Names and Addresses of Each Other Reporting Person:

Name                                           Address

Coby C. Hesse                                  Nine Greenway Plaza
                                               Houston, Texas 77046-0995

Carl A. Corrallo                               Nine Greenway Plaza
                                               Houston, Texas 77046-0995

Pension Plan for Employees of
 The Coastal Corporation                       Nine Greenway Plaza
                                               Houston, Texas 77046-0995

The above authorize Donald H. Gullquist to execute the attached Form on their behalf.